Exhibit 99.1

BTU International Reports Solid First Quarter 2011 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--May 3, 2011--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the first quarter ended on April 3, 2011.

First quarter net sales were $25.4 million, down 7 percent compared to $27.4 million in the preceding quarter, and up 48 percent compared to $17.2 million for the same quarter a year ago. Net income for the first quarter of 2011 was $ 1.8 million, or a net income of $0.19 per diluted share, compared to a net income of $2.2 million, or a net income of $0.24 per diluted share, in the preceding quarter, and compared to a net loss of $0.3 million, or a net loss of $0.03 per diluted share, in the first quarter of 2010.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “We are pleased with our performance in the first quarter of 2011. Net sales of $25.4 million, in line with our guidance, translated into a bottom line, which was significantly better than street expectations. Sales reflected solid contributions from our alternative energy business, which delivered the majority of our major systems revenue for the first quarter. Gross margins and profit before tax also improved as a percentage of sales over the previous quarter, driven by strong factory utilization in our U.S. and China locations and modestly lower operating expenses.”

Outlook

“The solar industry is presently going through what we believe to be a short-term cycle. The industry is absorbing a significant amount of capacity additions, coupled with uncertainty about feed-in tariffs in Europe. We believe that inventory levels are higher than expected leading to price pressure for solar panels. Accordingly, we have lowered our short term expectations for the rate of capacity expansion in silicon based solar cells. We remain bullish on the medium and long term outlook.

“Our outlook for the second quarter of 2011 is being strongly influenced by the timing of shipments to one of our major solar customers. This customer has advised its suppliers that equipment deliveries have been put on hold. We expect that the terms of the order will be met in the very near future with shipments starting in the third or fourth quarter of this year. The delay in the execution of this order relates to a major part of the in-line diffusion equipment orders we announced this past January.

“Excluding the potential impact of this delay, we are on plan for a revenue level similar to our first quarter. However, a delay in planned shipments to this major customer could reduce second quarter revenues to a level of $17 to $18 million. The timing of shipments of this order might affect our overall rate of growth for this year.

“We have strong confidence in the high potential for the in-line diffusion business. Our systems are successfully running in volume production,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2011, in a conference call to be held today, May 3, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through May 20, 2011, and can be accessed at this website or by phone at (800) 642-1687, pass code 51049797.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected growth and financial performance for the second quarter and fiscal year 2011. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timing of any scheduled deliveries under our previously announced in-line diffusion equipment orders, the demand for thermal processing equipment, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2010. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of May 3, 2011, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	April 3, 2011	April 4, 2010

Net sales	$25,350	$17,192
Costs of goods sold	14,624	10,096

Gross profit	10,726	7,096

Operating expenses:
Selling, general and administrative	5,924	5,539
Research, development and engineering	1,867	1,638
Operating income (loss)	2,935	(81)

Interest income	15	2
Interest expense	(135)	(159)
Foreign exchange gain/(loss)	(76)	65
Other income	215	17

Income (Loss) before provision for income taxes	2,954	(156)

Provision for income taxes	1,125	137

Net Income (Loss)	$1,829	$(293)

Income (Loss) per share:
Basic	$0.20	$(0.03)
Diluted	$0.19	$(0.03)

Weighted average number of shares outstanding:
Basic shares	9,369,773	9,253,081
Effect of dilutive options	388,363	-

Diluted shares	9,758,136	9,253,081

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	April, 3,	December 31,
Assets	2011	2010

Current assets
Cash and cash equivalents	$23,006	$22,753
Accounts receivable	21,579	17,895
Inventories	20,566	19,274
Other current assets	1,354	1,091

Total current assets	66,505	61,013

Property, plant and equipment, net	6,054	6,148

Other assets, net	214	484

Total assets	$72,773	$67,645

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$364	$359
Trade accounts payable	9,581	10,116
Other current liabilities	12,177	9,001

Total current liabilities	22,122	19,476

Long-term debt, less current portion	8,238	8,329

Total liabilities	30,360	27,805

Total stockholders' equity	42,413	39,840

Total liabilities and stockholders' equity	$72,773	$67,645

BTU E

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel